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Exhibit 21.1

Set forth below are the subsidiaries of the Registrant: As of the date of this 10-K the Company has no plans for these subsidiaries.

GateField G.m.b.H.
(Shell company only with no assets, employees or activities of any kind)

GateField Japan KK
(Shell company only with no assets, employees or activities of any kind)